Exhibit 99.1

WESTERN GOLDFIELDS ANNOUNCES COMPLETION OF THE $6,000,000 NON-BROKERED PRIVATE PLACEMENT

TORONTO, Feb. 20, 2006 (PRIMEZONE) -- Western Goldfields, Inc. (OTC BB:WGDF.OB -
News) is pleased to announce the closing of $2,300,000, the balance of the non-brokered private placement financing totaling $6,000,000 that was announced on February 13, 2006.

The Company sold 7,666,667 units at a purchase price per unit of $0.30 in the second closing for proceeds of $2,300,000. Each unit is comprised of one share of common stock and one half common stock purchase warrant. Each full common stock purchase warrant has an exercise price of $0.45 and a term of two years.

The proceeds from the second closing of the non-brokered private placement will be used to finance the completion of the Mesquite Mine feasibility study and for general corporate purposes.

Western Goldfields' principal asset is the Mesquite Gold Mine located in Southern California.

Please Note: All dollar amounts are in U.S. dollars unless otherwise stated.


Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are identified by words such as "intends," "anticipates," "believes," "expects," and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 under the caption, "Risk Factors." Most these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.